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                                                                     EXHIBIT 4.1

                         Grant Thornton LLP Letterhead


December 27, 1999



Mr. Daniel S. Tedone
Executive Vice President
Thermatrix Inc.
308 N. Peters Road, Suite 100
Knoxville, TN 37922

Dear Mr. Tedone:

The purpose of this letter is to set forth the terms of our forthcoming engagement.

We will audit the consolidated balance sheets of Thermatrix inc. and Subsidiaries, as of December 31, 1999, and the related consolidated statements of operation, stockholders' equity and cash flows for the year then ended. Our audit will be made in accordance with generally accepted auditing standards and will include our examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our objective will be the completion of the foregoing audit and, upon its completion and subject to its findings, the rendering of our report.

As you know, the financial statements are the responsibility of the management and board of directors of your Company who are principally responsible for the data and information set forth therein, as well as for the evaluation of the capability and integrity of the Company's personnel and the maintenance of an appropriate internal control structure, which includes adequate accounting records and procedures to safeguard the Company's assets, including those related to the year 2000 issue. Accordingly, our completion of the audit will require management's cooperation. In addition, as required by generally accepted auditing standards, our procedures will include obtaining written representations from management concerning such matter as we will rely upon and the Company will indemnify and hold us harmless from any liability, damages and legal or other costs we might sustain in the events such representations are false.
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Mr. Daniel S. Tedone
December 27, 1999
Page 2



In providing for an audit to be performed on a test basis, generally accepted auditing standards require the auditor to obtain reasonable, but not absolute, assurance that the financial statements are free of material misstatement. Accordingly, an audit is not a special examination designed to detect defalcations or fraud, nor a guarantee of the accuracy of the financial statements and is subject to the inherent risk that errors, irregularities, or illegal acts, if they exist, might not be detected. However, if you wish us to direct special auditing procedures to such matters, we would be pleased to work with you to develop a separate engagement for that purpose.

The Year 2000 issue has received widespread publicity recently. The effect on a company's computer system may adversely affect its operations and its ability to prepare financial statements. An audit under generally accepted auditing standards is not designed to detect whether a company's systems are Year 2000 compliant. Management may also wish to make inquiries to determine that the system of relevant third parties such as vendors, service providers and others are Year 2000 compliant. If during the course of our engagement, matters relating to Year 2000 issue should come to our attention, we will communicate such matters to management.

During the course of our engagement, we may need to electronically transmit confidential information to each other and to outside specialists or to other entities engaged by either Grant Thornton LLP or the Company. E-mail is a fast and convenient way to communicate. However, E-mail travels over the public Internet, which is not a secure means of communication and, thus, confidentiality could be compromised. The Company agrees to the use of e-mail and other electronic methods to transmit and receive information, including confidential information, between Grant Thornton LLP and Thermatrix Inc. and Subsidiaries and between Grant Thornton LLP and outside specialists or other entities engaged by either Grant Thornton LLP or the Company.

Our billings for the services set forth in this letter, which will be based upon our rates for this type of work, will be rendered at the beginning of each month on an estimated basis and are payable upon receipt. In addition, our billings will also include expenses relating to the engagement. It is understood that our responsibility for such services will encompass only periods covered by our audit and will not extend to any subsequent periods for which we are not engaged as auditors.

This engagement included only those services specifically described in this letter and time spent in responding to or appearing before judicial proceedings, government organizations, or regulatory bodies such as the Internal Revenue Service or the Securities Exchange Commission, arising out of this engagement will be billed to you separately.
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Mr. Daniel S. Tedone
December 27, 1999
Page 3


Per our discussion, we require a $25,000 retainer to be applied against our fees as we incur time and expenses.

If any portion of this letter is held invalid, it is agreed that such invalidity shall not affect any of the remaining portions.

If you are in agreement with the terms of this letter, please sign one copy and return it for our files. We appreciate the opportunity to continue to work with you.

Very truly yours,

GRANT THORNTON LLP

/S/ Ronald C. Baum
Partner
RC Baum

Enclosures

The forgoing letter fully describes our understanding and is accepted by us.

THERMATRIX INC.

Date:  12/27/99           /S/ Daniel S. Tedone
                          Executive Vice President and CFO
                          Thermatrix Inc.